Exhibit 99.1

Cineverse Reports Second Quarter Fiscal Year 2026 Results

Total Revenue of $12.4 Million

Direct Operating Margin of 58%, a 7% Improvement over Prior Year Quarter

LOS ANGELES, November 14, 2025 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a next-generation entertainment studio, today announced its financial results for its second quarter ended September 30, 2025 (“Q2 FY 2026”):

Total Revenue declined 3% year-over-year, primarily reflecting differences in the timing of revenue recognition for certain content licensing agreements. In the prior-year quarter, the Company recorded $1.6 million from a Dog Whisperer licensing agreement, while this quarter includes a recently signed $1.1 million licensing deal for The Toxic Avenger Unrated that will be recognized in future periods. Excluding these timing effects, performance across the Company’s core business lines continued to show solid underlying growth.

Direct Operating Margin improved by 7% compared to the prior-year quarter. Net Loss and Adjusted EBITDA reflect increased SG&A driven by approximately $2.3 million of marketing costs tied to the launch of The Toxic Avenger Unrated and ongoing investments to support the expansion of Cineverse’s theatrical slate and the build-out of its Technology group’s business development, product, and sales capabilities. The Toxic Avenger Unrated is performing strongly in ancillary markets and is projected to generate an IRR of over 40%.

Subsequent to quarter end, Cineverse announced another key addition to its theatrical slate. In late 2026, the Company will reissue the 20th anniversary edition of Pan’s Labyrinth, the acclaimed Guillermo del Toro film that won three Academy Awards and over 100 international honors. Cineverse will return to the Cannes Film Festival next May for a special anniversary presentation to kick off the marketing campaign for a Fall 2026 wide release.

Q2 FY 2026 Highlights (all comparisons are to the prior year fiscal quarter ended September 30, 2024, or Q2 FY 2025):

Total quarterly revenue was $12.4 million versus $12.7 million in the prior-year quarter, a 3% decrease, driven by gains in streaming and digital distribution, as well as theatrical sales.

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Streaming and digital revenues of $9.6 million, a (5)% decrease from the prior year revenue of $10.1 million.
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Base distribution revenue increased to $1.8 million, up 39% from the prior-year quarter, from $1.3 million in the prior-year quarter, primarily due to theatrical release of The Toxic Avenger Unrated.

SG&A expenses increase by $5.0 million, or 79%, to $11.4 million, reflecting increased compensation, marketing and professional services costs, as a result of ramping up for an increased theatrical slate for the remainder of the year as well as start-up costs associated with our MicroCo venture. Included in SG&A during the quarter was approximately $2.3 million of marketing costs associated with the release of The Toxic Avenger Unrated.

Net loss attributable to common stockholders was $(5.7) million, or $(0.31) per basic and diluted share, compared to a net loss of $1.4 million, or $(0.09) per share, in the prior-year quarter. Adjusted EBITDA was $(3.7) million, compared to $0.5 million last year.

Financial Condition Overview:

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Cash and Cash Equivalents of $2.3 million with $5.9 million available under the $12.5 million Line of Credit Facility (expandable to $15 million) as of September 30, 2025.
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As of September 30, 2025, net working capital was $(1.3) million.
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The Company’s content library, comprised of more than 66,000 titles, was valued as of March 31, 2025 with a Valuation Indication of $45 million, significantly above the $3.2 million book value of the library as of September 30, 2025.
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The Company continues to have its previously approved share repurchase program available which will continue to be utilized as appropriate.

Operational Developments During the Quarter:

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Announced a proposed venture with Lloyd Braun's (former Chairman of ABC Entertainment and WME) Banyan Ventures to Launch MicroCo, a new studio and platform for microseries – a market projected to reach $10 billion by 2027. Former Showtime President Jana Winograde was named Co-founder and CEO, with Susan Rovner, former Chairman of NBC Universal Television and Streaming named Chief Content Officer.
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Cineverse common stock was added to multiple Russell indexes including 3000E, Microcap, Growth, and Value Segments.
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Expanded technology leadership team with appointment of industry veteran, Michele Edelman as EVP of Technology & General Manager of Matchpoint™.
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Announced expansion of Motion Pictures Group with addition of key executives: Steven Peros as VP, Creative Development and Filmmaker Relations; Dan Fisher as VP, Acquisitions; and Cameron Moore as Consultant, Theatrical Distribution.
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Thrilled fans at San Diego Comic-Con with Hall H Panel for the release of The Toxic Avenger Unrated – with talent appearances including Peter Dinklage, Elijah Wood, Jacob Tremblay and a video message from Kevin Bacon. Also debuted teaser for upcoming wide release Silent Night, Deadly Night.
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Partnered with Liquid Death, Moviefone, and national non-profit Undue Medical Debt as part of theatrical campaign for The Toxic Avenger Unrated.
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Announced launch of newly-formed WITZ Podcast Network in partnership with top comedy club empire, The Stand Group - featuring top-tier comedy series, including Jay Mohr's 'Mohr Stories'.
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Announced acquisition of US rights for Air Bud Returns – the latest installment in the iconic family franchise, in partnership with Air Bud Entertainment. Wide theatrical release slated for summer 2026.
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Announced nationwide talent search for the next Air Bud, in partnership with Air Bud Entertainment, and invited fans to submit dogs for a chance to be part of one of Hollywood’s most enduring family film franchises – with featured coverage on The Today Show.
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Drove strong digital and physical preorders for The Toxic Avenger Unrated – showing Long-Term Revenue Opportunities.
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Launched Historian - a new channel from American Public Television – with LG Channels as first FAST platform partner.

Operational Developments Subsequent to Quarter-End:

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Launched Matchpoint™ 3.0 with new features and fresh brand Identity.
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Won DEG EnTech Emerging Technology Award for cineSearch, Powered by Matchpoint™.
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Announced Bloody Disgusting partnership with Veeps.com, to perform global livestream Halloween concert of horror master and iconic composer John Carpenter. The one-night-only event marks Carpenter's return to the stage, streaming live worldwide on Halloween night.
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Announced partnership with Clarion Events to launch Bloody Disgusting's first Horror fan convention slated for Fall 2026 — activating engaged fans across Cineverse’s owned media assets to drive ticket sales.
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Acquired exclusive rights to Guillermo del Toro's classic fantasy film Pan's Labyrinth — to celebrate the 20th anniversary leveraging the Company's low-cost theatrical distribution model for a 2026 theatrical re-release. The multi-year deal includes all North American distribution rights.

Management Commentary:

Chris McGurk, Cineverse Chairman and CEO, stated: “Our year-over-year comparison reflects differences in the timing of revenue recognition related to content licensing transactions. In the prior-year period, we recognized $1.6 million from a distribution agreement for our Dog Whisperer streaming channel. This year, we closed a significant licensing agreement for The Toxic Avenger Unrated during the quarter, totaling approximately $1.1 million, for which revenue will be recognized in future periods.

"Excluding the effect of these timing differences, our results reflect solid performance across our core business lines. Operating margin expanded to 58%, an increase of 7 percentage points over the prior-year quarter. Adjusted EBITDA and net income were affected by planned investments in our wide-release film business and our Technology group, and we expect these investments to contribute to future growth. We also continue to benefit from cost efficiencies through our Cineverse Services India operations.

"The Toxic Avenger Unrated, released on August 29th, did not perform as well as we had hoped at the box office. However, our campaign has helped generate significant returns for the film in the ancillary markets, particularly in VOD, physical goods and licensing. With an all-in acquisition and marketing release investment of less than $5 million, we expect the film will be profitable, with an IRR conservatively projected at over 40%. We own the domestic distribution rights for the film in perpetuity, and believe it is a great addition to our library. This performance also underscores the low risk/high potential return profile of our theatrical film portfolio strategy.

"Prior to quarter end, we also announced that we will be releasing the 20th anniversary edition of Pan’s Labyrinth, the Academy Award winning masterpiece from acclaimed director Guillermo del Toro. Next May, to kick off the campaign for a Fall 2026 release, we plan to take the film back to the Cannes Film Festival, where it received the longest standing ovation in the history of the Festival upon its premiere in 2006. With a multi-year distribution window for this extraordinary film, we also believe it will be another strong addition to our library of rights.

"And our content library of over 66,000 titles recently received an updated independent valuation of $45 million, significantly above the $3.2 million book value recorded at quarter end.

"We also continue to rapidly build out our pipeline of Matchpoint™ technology partnerships with major studio players and recently closed four of those deals. We continue to move aggressively forward with MicroCo, our microdrama joint venture with Banyan Ventures. Expect additional significant announcements of our progress in both those businesses soon.”

Erick Opeka, Cineverse President and Chief Strategy Officer, stated: “This quarter, we continued to execute on our strategy to grow Cineverse as both a technology and entertainment leader while maintaining a disciplined focus on profitability. Our Matchpoint™ platform achieved significant momentum, adding over 20 new customers in the last 100 days and entering a pilot program with a major Hollywood studio. We are also in active discussions with many others across the industry, who are seeking platforms that can accelerate integration, improve automation, and meaningfully reduce operating costs. This growing adoption validates our technology leadership and positions us to scale efficiently. We are also evaluating strategic partnerships that could further accelerate expansion, while maintaining our focus on financial discipline and operating leverage.

“Our microdrama platform business, preliminarily named MicroCo, continues to advance ahead of plan. We have assembled an exceptional leadership team with experience, having managed more than 50 million streaming subscribers, producing over 30 long-running television series, and overseeing billions of dollars in content revenue. Development is underway on our first slate of MicroCo projects and shows for launch next year, supported by a significant investment commitment from a leading venture capital firm. We believe MicroCo can become a meaningful contributor to future growth, and we are managing its development with the same emphasis on cost control and return on investment that guides our core operations.

“At the same time, we are maintaining best-in-class gross margins in our streaming and distribution business by rationalizing SG&A through targeted efficiencies, and leveraging our India-based technology and operations teams to lower costs and improve productivity. These actions, combined with a disciplined content and release strategy, support continued margin improvement and stronger cash-flow performance.

“Our focus remains clear: to build a scalable, high-margin digital entertainment company that combines innovative technology with efficient content monetization. We are encouraged by the growing interest from leading Hollywood partners in our release model and technology platforms, and we remain committed to disciplined execution and long-term value creation for our shareholders.”

Conference Call

Cineverse will host a conference call at 4:30 p.m. EST/1:30 p.m. PST (Friday, November 14, 2025), during which management will discuss the results of its fiscal second quarter ended September 30, 2025.

Call details are as follows:

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The conference call will be accessible online via the Cineverse Investor Relations website, https://investor.cineverse.com.
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You can also register in advance to access the live conference call at: Cineverse Corp Fiscal 2026 Second Quarter Earnings Call.
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An audio recording of the conference call will be available for replay shortly after its completion. To access the replay, visit the Events and Presentations section of the Cineverse Investor Relations website.

About Cineverse

Cineverse (Nasdaq: CNVS) is a next-generation entertainment studio that empowers creators and entertains fans with a wide breadth of content through the power of technology. It has developed a new blueprint for delivering entertainment experiences to passionate audiences, and results for its partners with unprecedented efficiency, and distributes more than 66,000 premium films, series, and podcasts. Cineverse connects fans with bold, authentic, independent stories. Properties include the highest-grossing unrated film in U.S. history; dozens of streaming fandom channels; a premier podcast network; top horror destination Bloody Disgusting; and more. Powering visionary storytelling with cutting-edge innovation, Cineverse’s proprietary streaming tools and AI technology drive revenue and reach to redefine the next era of entertainment. For more information, visit home.cineverse.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse's filings with the Securities and Exchange Commission, including Cineverse's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the

"Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

Julie Milstead

424-281-5411

investorrelations@cineverse.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	As of
	September 30, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,336	$13,941
Accounts receivable, net	13,749	15,752
Content advances	5,384	6,736
Other current assets	1,789	1,652
Total Current Assets	23,258	38,081
Property and equipment, net	3,070	2,876
Intangible assets, net	18,405	18,168
Goodwill	6,799	6,799
Content advances, net of current portion	7,941	4,053
Other long-term assets	2,474	2,539
Total Assets	$61,947	$72,516
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$17,537	$31,109
Line of credit	6,645	-
Current portion of earnout and deferred consideration on purchase of business	-	2,956
Operating lease liabilities	293	187
Current portion of deferred revenue	49	183
Total Current Liabilities	24,524	34,435
Operating lease liabilities, net of current portion	260	275
Other long-term liabilities	-	14
Total Liabilities	24,784	34,724
Stockholders’ Equity
Preferred stock	3,559	3,559
Common Stock	197	194
Additional paid-in capital	557,994	548,405
Treasury stock, at cost	(13,158)	(12,193)
Accumulated deficit	(510,235)	(500,908)
Accumulated other comprehensive loss	(322)	(305)
Total stockholders’ equity of Cineverse Corp.	38,035	38,752
Deficit attributable to noncontrolling interest	(872)	(960)
Total equity	37,163	37,792
Total Liabilities and Equity	$61,947	$72,516

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Revenues	$12,357	$12,739	$23,476	$21,866
Operating expenses
Direct operating	5,214	6,262	10,021	10,741
Selling, general and administrative	11,407	6,364	20,359	12,927
Depreciation and amortization	1,146	974	2,208	1,837
Total operating expenses	17,767	13,600	32,588	25,505
Operating loss	(5,410)	(861)	(9,112)	(3,639)
Interest (expense) income	(147)	(337)	131	(768)
Other (expense) income, net	32	1	(46)	167
Net loss before income taxes	(5,525)	(1,197)	(9,027)	(4,240)
Income tax expense	(20)	(6)	(34)	(13)
Net loss	(5,545)	(1,203)	(9,061)	(4,253)
Net income attributable to noncontrolling interest	(44)	(84)	(88)	(106)
Net loss attributable to controlling interests	(5,589)	(1,287)	(9,149)	(4,359)
Preferred stock dividends	(89)	(89)	(178)	(177)
Net loss attributable to common stock holders	$(5,678)	$(1,376)	$(9,327)	$(4,536)
Net loss per share attributable to common stock holders:
Basic and diluted	$(0.31)	$(0.09)	$(0.53)	$(0.29)
Weighted average shares of common stock outstanding:
Basic and diluted	18,447	15,721	17,720	15,711

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business, because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including our stockholders, as a valuable financial metric.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes, and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance.

We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income (loss) from operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) from operations as an indicator of performance, or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net income (loss) to Adjusted EBITDA (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(5,545)	$(1,203)	$(9,061)	$(4,253)
Add Back:
Income tax expense	20	6	34	13
Depreciation and amortization	1,275	974	2,422	1,837
Interest expense (income)	147	337	(131)	768
Stock-based compensation	494	503	912	973
Other (income) expense, net	(32)	(1)	46	(167)
Net income attributable to noncontrolling interest	(44)	(84)	(88)	(106)
Transition-related costs	—	—	47	27
Adjusted EBITDA	$(3,685)	$532	$(5,819)	$(908)